Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-284965, 333-277152, 333-269838, 333-262876, 333-253638, 333-236830, 333-230039, 333-223379, and 333-220701 on Form S-8 and Registration Statement No. 333-284967 on Form S-3 of our reports dated February 13, 2026, relating to the financial statements of Roku, Inc. and the effectiveness of Roku, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ DELOITTE & TOUCHE LLP
San Jose, California

February 13, 2026